Exhibit 10.01

AWARD NOTICE

NOTICE OF NONQUALIFIED STOCK OPTION
GRANTED PURSUANT TO THE
EASTMAN CHEMICAL COMPANY
2007 OMNIBUS LONG-TERM COMPENSATION PLAN

Grantee:

Number of Shares:

Option Price:  $____

Grant Date:  November 1, 2011

1.           Grant of Option.  This Award Notice serves to notify you that the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Eastman Chemical Company ("Company") has granted to you, under the Company’s 2007 Omnibus Long-Term Compensation Plan (the "Plan"), a nonqualified stock option ("Option") to purchase, on the terms and conditions set forth in this Award Notice and the Plan, up to the number of shares of its $.01 par value Common Stock ("Common Stock") set forth above, at a price equal to $____ per share. The Plan is incorporated herein by reference and made a part of this Award Notice.  Capitalized terms not defined herein have the respective meanings set forth in the Plan.  The principal terms of the Plan, and of the offer by the Company of the shares of Common Stock covered by the Option, are described in the Prospectus for the Plan, which Prospectus will be delivered to you by the Company.

2.           Period of Option and Limitations on Right to Exercise.  Subject to earlier cancellation of all or a portion of the Option as described in Sections 6 and 7 of this Award Notice, the Option will expire at 4:00 p.m., Eastern Standard Time, on October 31, 2021 ("Expiration Date").

3.           Exercise of Option.

(a)           Subject to the terms set forth in this Award Notice, the Option will become exercisable as to one-third of the shares covered hereby on November 1, 2012, and one-third of the shares covered hereby on November 1, 2013, and as to the remaining shares on November 1, 2014.

(b)           Upon your death, your personal representative may exercise the Option, subject to the terms set forth in Section 6 of this Award Notice.

(c)           The Option may be exercised in whole or in part.  The exercise generally must be accompanied by, or make provision for, full payment in cash, by check, by a broker-assisted cashless method, or by surrendering unrestricted shares of Common Stock having a value on the date of exercise equal to the exercise price, or in any combination of the foregoing; however, if you wish to pay with shares of Common Stock already held by you, you may submit an Affidavit of Ownership form attesting to the ownership of the shares instead of share certificates.

4.           Nontransferability.  The Option is not transferable except by will or by the laws of descent and distribution, and may not be sold, assigned, pledged or encumbered in any way, whether by operation of law or otherwise.  The Option may be granted only to and exercised only by you during your lifetime, except in the case of a permanent disability involving mental incapacity.

5.           Limitation of Rights.  You will not have any rights as a stockholder with respect to the shares covered by the Option until you become the holder of record of such shares by exercising the Option.  Neither the Plan, the granting of the Option, nor this Award Notice gives you any right to remain employed by the Company or its Subsidiaries.

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Exhibit 10.01

6.         Termination.  Upon termination of your employment with the Company and its Subsidiaries ("termination") by reason of death, disability, or retirement, the Option will remain exercisable according to its terms until the earliest to occur of: 1) five (5) years following your date of termination or 2) the Expiration Date.  Upon termination due to resignation, the Option will remain exercisable according to its terms until the earliest to occur of: 1) ninety (90) days following your date of termination or 2) the Expiration Date. Upon termination for cause, any portion of the Option not previously exercised by you will be canceled and forfeited by you, without payment of any consideration by the Company.  Upon termination for a reason other than those described in this Section (e.g., reduction in force, divestiture, special separation, termination by mutual consent), the Option will remain exercisable until the Expiration Date, unless the Committee (for executive officers) or the executive officer responsible for Human Resources (for non-executive employees) determines that any portion of the Option will not remain exercisable or that the Option will be exercisable for a shorter period.

7.           Noncompetition; Confidentiality.  You will not, without the written consent of the Company, either during your employment by the Company or thereafter, disclose to anyone or make use of any confidential information which you have acquired during your employment relating to any of the business of the Company, except as such disclosure or use may be required in connection with your work as an employee of the Company.  During your employment by the Company, and for a period of two years after the termination of such employment, you will not, either as principal, agent, consultant, employee or otherwise, engage in any work or other activity in competition with the Company in the field or fields in which you have worked for the Company.  The agreement in this Section 7 applies separately in the United States and in other countries but only to the extent that its application shall be reasonably necessary for the protection of the Company.  You will forfeit all rights under this Award Notice to or related to the Option if, in the determination of the Committee (in the case of executive officers) or of the  executive officer responsible for Human Resources (in the case of non-executive employees), you have violated any of the provisions of this Section 7, and in that event any issuance of shares, payment or other action with respect to the Option shall be made or taken, if at all, in the sole discretion of the Committee or the executive officer responsible for Human Resources.

8.           Restrictions on Issuance of Shares.  If at any time the Company determines that listing, registration, or qualification of the shares covered by the Option upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

9.           Change in Ownership; Change in Control.  Article 14 of the Plan contains certain special provisions that will apply to the Option in the event of a Change in Ownership or Change in Control, respectively.

10.         Adjustment of Option Terms.  The adjustment provisions of Article 15 of the Plan will control in the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend) or upon the occurrence of or in anticipation of any other corporate event or transaction involving the Company (including, without limitation, any merger, combination, or exchange of shares).

11.         Reimbursement of Certain Compensation Following Restatement.  The Award is subject to the provisions of the Plan and any applicable law or Company policy requiring reimbursement to the Company of certain incentive-based compensation following an accounting restatement due to material non-compliance by the Company with any financial reporting requirement or due to other events or conditions.

12.          Plan Controls.  In the event of any conflict between the provisions of the Plan and the provisions of this Award Notice, the provisions of the Plan will be controlling and determinative.

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